EXHIBIT 10.18

HealthStream, Inc.

Board of Directors

Compensation Committee

2018 Executive and Corporate Management Cash Incentive Bonus Plan

Overview:

Pursuant to the HealthStream, Inc. 2016 Omnibus Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of HealthStream, Inc. (the “Company”) hereby establishes this 2018 Executive and Corporate Management Cash Incentive Bonus Plan (the “Plan”).  The Plan is the cash-based, short-term incentive portion of HealthStream's incentive compensation structure for certain executive officers, as well as the vice presidents, associate vice presidents, and directors who are assigned to a corporate function, as opposed to a business unit specific function (such individuals referred to collectively as “Management”).  The purpose of the Plan is to specify appropriate opportunities to earn a cash bonus with respect to the Company’s 2018 fiscal year in order to reward Management for the Company’s financial performance during fiscal year 2018 and to further align their interests with those of the shareholders of the Company.

Definitions:

•	Actual Operating Income before bonuses – The Company’s Operating Income achieved in fiscal 2018, excluding bonuses.
•	Annual Bonus – The annual bonus paid to Management after the Committee determines the applicable financial measure has been achieved.
•	Incremental Operating Income - Actual Operating Income before bonuses less Target Operating Income.
•

Operating Income – The Company’s operating income for the 2018 fiscal year calculated in accordance with generally accepted accounting principles under ASC 606 and consistent with the Company’s past practice and presented in the Company’s audited financial statements, provided the following expenses are excluded from the calculation of Operating Income: acquisition and divestiture expenses for transactions within the calendar year and operating income (loss) from acquisitions and divestitures consummated during the calendar year (the “Excluded Expenses”).  The Committee has the negative discretion to include the Excluded Expenses in the calculation of Operating Income.

•	Target Operating Income – Operating Income for the 2018 fiscal year in an amount established by the Committee by resolution within the first 90 days of the Company’s 2018 fiscal year.

2018 Financial Measure and Plan Principles:

1.	The financial measure for 2018 is Operating Income - Operating Income will be the financial measure for 2018.
2.	The Annual Bonus is funded by Incremental Operating Income - The Annual Bonus will be earned from the amount of Incremental Operating Income.

The Plan

Eligibility

Three groups are eligible for participation in the Plan:

•

Executive Team – The maximum Annual Bonus that Executive Team members, other than the Chief Executive Officer of HealthStream and the President & Chief Operating Officer of HealthStream, shall be eligible to receive under the Plan shall be an amount equal to 30% of such member’s base salary; provided the CEO and the President & COO shall be eligible to receive an amount equal to 40% of their base salary.  Unless otherwise excluded below, the Executive Team eligible for participation includes the

Chief Executive Officer, President & Chief Operating Officer, and Senior Vice Presidents of the Company.
•

Leadership Team (Vice Presidents and Associate Vice Presidents) – The maximum Annual Bonus that Vice Presidents and Associate Vice Presidents of the Business Unit shall be eligible to receive under the Plan shall be an amount equal to 16% of such Vice President or Associate Vice President’s base salary.

•

Directors - The maximum Annual Bonus that Directors of the Business Unit shall be eligible to receive under the Plan shall be an amount equal to 4% of such Director’s base salary.  For purposes of clarity, Directors do not include members of the Board of Directors, but are management-level employees of the Company.

•

Employment Requirements – Participants in the Plan who were employed with the Company through December 31, 2018 shall be eligible to receive bonus payments, if any, under the Plan regardless of whether such employees are employed on the date such payments are actually made.  Notwithstanding the foregoing, in the case of death or disability, the participant’s pro rata share from January 1, 2018 through the date of participant’s death or disability shall be awarded.

•

Exclusions - Members of the Executive Team with a commission based incentive compensation plan shall not be eligible to participate in the Plan.  Additionally, members of the Executive Team who are eligible to participate in any one of the following shall not be eligible to participate in the Plan:  (i) the 2018 Workforce Development Cash Bonus Incentive Plan, (ii) the 2018 Echo, Inc. Cash Bonus Incentive Plan, or (iii) 2018 PX Cash Bonus Incentive Plan.

Payout

Payouts under the Plan shall be determined as follows:

1.

Incremental Operating Income will be determined by subtracting the Target Operating Income from Actual Operating Income before bonuses.  The Incremental Operating Income will then be multiplied by 30% of base salary for each member of the Executive Team other than the Chief Executive Officer and the President & COO, 40% of base salary for the CEO and the President & COO, 16% of base salary for each member of the Leadership Team, and 4% of base salary for each Director.

2.

Any Annual Bonus payouts made to the Executive Team, Leadership Team, or Directors pursuant to the Plan shall be payable at such time as bonuses are paid generally to executive officers of the Company.